UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 29, 2007
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-50180	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 1410 - 800 West Pender Street
Vancouver, British Columbia Canada	V6C 2V6
(Address of principal executive offices)	(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 Other Events

Item 8.01

Uranerz Energy Corporation announces that the environmental permitting efforts on its Nichols Ranch and Hank commercial in-situ recovery (“ISR”) mining projects in Wyoming remain on track. These two properties are located in the Powder River Basin in the Pumpkin Buttes mining district where the first uranium mining in Wyoming started in 1951. There has been continuous uranium mining in the Powder River Basin of Wyoming from the early 1970s and continuing today with Cameco’s Smith Ranch and Highlands ISR mines.

The major environmental permits required for an ISR uranium mining operation in the State of Wyoming are the Wyoming Department of Environmental Quality (“DEQ”) Permit to Mine, and the US Nuclear Regulatory Commission (“NRC”) Source Material License. Uranerz started preparing the respective applications for these two permits in early 2006. Most of the required environmental baseline studies such as vegetation, soils, cultural resources, wildlife, meteorology, and wetlands have been completed. The studies remaining to be completed are essentially those on-going disciplines requiring at least one full year of data collection such as background radiation monitoring and regional baseline water quality.

The writing of the actual Uranerz permit applications, including the mine plan and reclamation plan sections, is in an advanced stage. To keep the regulatory agencies informed as to the status of the preparation of our permit applications, we have confirmed meetings scheduled with the DEQ and the NRC on June 7, 2007 and June 27, 2007, respectively. Our plan is to have the permit applications completed and submitted to the two agencies during the fourth quarter of this year. Both agencies have informed Uranerz that review and normal processing of our environmental permit applications will commence once they have been received.

Section 9- Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

99.1	News release dated May 29, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

DATE: May 29, 2007	By:	“Dennis L Higgs”
DENNIS L. HIGGS
CHAIRMAN